EXHIBIT 5

1555 Palm Beach Lakes Boulevard, Suite 310 West Palm Beach, FL 33401-2327 Tel: (561) 478-7077 Fax: (561) 659-0701 www.harriscramer.com

April 4, 2007

Ecosphere Technologies, Inc.

3515 S.E. Lionel Terrace

Stuart, Florida 34997

Attention: Mr. Dennis McGuire, CEO

Re:

Ecosphere Technologies, Inc. / Form S-8

Dear Mr. McGuire:

You have advised us that Ecosphere Technologies, Inc. (the “Company”) is filing with the Securities and Exchange Commission a Registration Statement on Form S-8 (the “Registration Statement”) with respect to 10,000,000 shares of common stock, $0.01 par value per share, issuable under the Company’s 2006 Equity Incentive Plan.

In connection with the filing of this Registration Statement, you have requested us to furnish you with our opinion as to the legality of (i) such of the Company’s shares as are presently outstanding; and (ii) such securities as shall be offered by the Company itself pursuant to the Prospectus which is part of the Registration Statement.

You have advised us that as of April 4, 2007, the Company’s authorized capital consists of (i) 150,000,000 shares of common stock, $0.01 par value, of which 56,689,022 shares are issued and outstanding, (ii) 9 shares of Series A Redeemable Convertible Cumulative Preferred Stock, $0.01 par value, of which nine shares are issued and outstanding, (iii) 484 shares of Series B Redeemable Convertible Cumulative Preferred Stock, $0.01 par value, of which 464 shares are issued and outstanding, and (iv) 5,000,000 shares of blank check preferred stock, $0.10 par value, of which no shares are issued or outstanding. You have further advised us that the Company has received valid consideration for the issuance of these shares.  You have further advised us that under the 2006 Equity Incentive Plan (the “Plan”), 5,062,537 shares are reserved for the issuance of outstanding derivative securities or have been issued.

After having examined the Company’s certificate of incorporation, bylaws, minutes and the Plan and the financial statements incorporated by reference into the Registration Statement, we are of the opinion that the issued and outstanding shares of common stock are, and the shares

Mr. Dennis McGuire

April 4, 2007

of common stock issued to date under the Plan, and the unissued securities to be offered by the Company itself under the Plan pursuant to the Registration Statement have or will be, when offered and sold as provided in the Plan,  fully paid and non-assessable, duly authorized and validly issued.

Very truly yours,

/s/ Harris Cramer LLP

Harris Cramer LLP